Exhibit 10.1

PURCHASE AGREEMENT

HCLB, INC. SHAREHOLDERS

and

MOLINA HEALTHCARE, INC.

ARTICLE I - PURCHASE AND SALE OF SHARES		1

1.1	Shares	1
1.2	Purchase Price	2
1.3	Capital Contribution	2
1.4	Closing	2
1.5	Transfer of Shares	2
1.6	Deliveries by Buyer at Closing	2
1.7	Deliveries by the Shareholders at Closing	3

ARTICLE II - REPRESENTATIONS AND WARRANTIES		4

2.1	General Statement	4
2.2	Representations and Warranties of Buyer	4
2.3	Representations and Warranties of Shareholders	6

ARTICLE III - CONDUCT PRIOR TO CLOSING		16

3.1	Obligations of the Company	16
3.2	Obligations of Shareholders	19
3.3	Obligations of Buyer	19
3.4	Joint Obligations	20

ARTICLE IV - CONDITIONS TO CLOSING		21

4.1	Conditions to Buyer’s Obligations	21
4.2	Conditions to Shareholders’ Obligations	22

ARTICLE V - POST-CLOSING COVENANTS		22

5.1	Execution of Documents	22
5.2	Covenants Not to Compete/Solicit	22
5.3	Confidentiality	23
5.4	Books and Records	24
5.5	Filing of Post-Closing Tax Returns	24
5.6	Tax Cooperation	24
5.7	Transfer Taxes	24
5.8	Employee Retention	24
5.9	Bonus Plan	25
5.10	Payment of Additional Consideration	25
5.11	Reporting of Compensatory Transfer by Buyer	25
5.12	Reporting of Compensatory Transfer by Additional Shareholders	25
5.13	Tax Year	25

i

ARTICLE VI - INDEMNIFICATION		25

6.1	Indemnification by Shareholders	25
6.2	Indemnification by Buyer	26
6.3	Notice of Claim for Indemnification	26
6.4	Defense of Undisputed Claims	26
6.5	Disputed Claims for Indemnification	27

ARTICLE VII - TERMINATION		27

7.1	Termination of Agreement	27
7.2	Effect of Termination	28

ARTICLE VIII - MISCELLANEOUS		28

8.1	Construction	28
8.2	Press Releases and Public Announcements	28
8.3	Entire Agreement	28
8.4	No Third-Party Beneficiaries	29
8.5	Further Assurances	29
8.6	Successors and Assigns	29
8.7	Assignment	29
8.8	Amendment	29
8.9	Changes in Law	29
8.10	Notices	29
8.11	Expenses and Attorneys’ Fees	30
8.12	Waivers	30
8.13	Severability	30
8.14	Binding Arbitration	30
8.15	Exhibits and Disclosure Schedule	31
8.16	Counterparts	31
8.17	Reproductions	31
8.18	Governing Law, etc.	32

ii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is entered into as of January 1, 2006 (“Agreement Date”), by and among Molina Healthcare, Inc., a Delaware corporation (“Buyer”) and the HCLB Shareholders (“Shareholders”). Each of Buyer and the Shareholders is referred to herein as a “Party” and collectively as the “Parties”.

DEFINITIONS

Unless otherwise defined in the text of this Agreement, capitalized names and terms herein and in the Exhibits and the Disclosure Schedule shall have the meaning ascribed to them in Exhibit A.

RECITALS

A. The Company owns one hundred percent (100%) of the issued and outstanding Shares of Cape Health Plan, Inc. (“Cape”). Cape holds a certificate of authority from OFIS to operate a health maintenance organization in the State. Pursuant to the State of Michigan Medicaid Comprehensive Health Care Program (the “Michigan Medicaid Program”), the State has contracted with Cape to arrange for the provision of comprehensive health services to eligible Medicaid recipients. The State has also contracted with Cape for the provision of covered health care services to eligible uninsured children through the MIChild program.

B. Although at the time of execution of the Agreement, Susan Sarin is the sole shareholder of the Company, the Additional Shareholders shall, pursuant to the Compensatory Transfer, become shareholders of the Company subject to and immediately preceding the Closing and further subject to all Laws and State and federal regulatory approvals. Thus, at the Closing each of the Shareholders will be a shareholder of the Company and they will collectively own 100% of the issued and outstanding stock in the Company. The Shares to be owned by each Shareholder is set forth in Section 1.6.1 of the Disclosure Schedule.

C. The Shareholders desire to sell the Shares and Buyer desires to purchase the Shares, pursuant to the provisions of this Agreement, subject to all Laws and State and federal regulatory approvals.

NOW, THEREFOR, in consideration of the recitals, premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Shares. Subject to the provisions of this Agreement, Buyer shall purchase from the Shareholders, and the Shareholders shall sell to Buyer, the Shares free and clear of any Liens.

1.2 Purchase Price. Buyer shall pay the Purchase Price to the Shareholders in proportion to ownership of their shares at the Closing by wire transfer of immediately available Federal funds to an account or accounts designated by each Shareholder prior to the Closing.

1.3 Capital Contribution. Buyer shall make the Capital Contribution to the Company by wire transfer of immediately available Federal funds to an account or accounts designated by the Company prior to the Closing, which sum Buyer shall cause to be utilized by the Company to pay all notes payable to the Shareholders on the Closing Date.

1.4 Closing. The Closing shall take place at the offices of Goldstein Litt Slinger, P.L.L.C., 30600 Northwestern Highway, Suite No. 245, Farmington Hills, Michigan, commencing at 9:00 a.m. local time on (a) on or before March 31, 2006 or (b) such other date as Buyer and the Shareholders may mutually agree in writing. In any event, the Parties intend the sale and purchase of the Shares shall be effective as of the Effective Date.

1.5 Transfer of Shares. At the Closing, Shareholders shall sell, transfer, assign, convey and deliver the Shares to Buyer free and clear of any Liens.

1.6 Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver to the Shareholders:

1.6.1 The Purchase Price as allocated among the Shareholders as set forth in Section 1.6.1 of the Disclosure Schedule, (a) exclusive of the Additional Consideration and (b) exclusive of any withholding taxes required to have been withheld in connection with the Compensatory Transfer to the extent such withholding taxes have not been previously remitted to the proper Governmental Entity, allocated equally among the Additional Shareholders.

1.6.2 Buyer shall make the Capital Contribution at the Closing, and cause it to be utilized by the Company to pay all notes payable to the Shareholders on the Closing Date by transfer to accounts designated by such Shareholders and Buyer shall deliver written evidence that the wire transfer of the Capital Contribution and payment of the notes payable was completed;

1.6.3 The foregoing notwithstanding, Buyer may offset against said notes payables any liabilities of the Company (other than federal income tax payable), in proportion to the Shareholders ownership of stock at the Closing

1.6.4 A copy of resolutions duly adopted by the Board of Buyer and signed by the Secretary thereof authorizing the execution, delivery and performance by Buyer of this Agreement and all related agreements, documents and instruments;

1.6.5 A certificate of the Secretary of Buyer certifying (a) the incumbency of the officers of Buyer on the Agreement Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement, and (b) that the resolutions identified in Section 1.6.3 remain in full force and effect on the Closing Date;

1.6.6 A certificate of the Chairman of the Board of Buyer certifying that (a) the representations of Buyer set forth in Section 2.2 are true and correct as of the Closing Date, (b) Buyer has performed and complied in all material respects with its covenants in this Agreement through the Closing, and (c) all of the conditions precedent to the obligations of Buyer under Article V have been satisfied or waived; and

1.6.7 A Delaware certificate of good standing of Buyer as a corporation dated no earlier than thirty (30) days prior to the Closing.

1.6.8 Such other instruments, certificates and other documents as are (a) reasonably necessary for Buyer to implement, as of the Closing Date, the transactions contemplated by this Agreement and to comply with the terms hereof, and (b) required pursuant to the terms of this Agreement.

1.7 Deliveries by the Shareholders at Closing. At the Closing, the Shareholders shall deliver to Buyer:

1.7.1 Properly endorsed stock certificates evidencing the transfer of the Shares to Buyer;

1.7.2 An original executed certificate by each Shareholder stating that (a) the representations of the Shareholders set forth in Section 2.3 are true and correct as of the Closing Date, (b) Shareholders have performed and complied in all material respects with the covenants of Shareholders in this Agreement, (c) all of the conditions precedent to the obligations of the Shareholders under this Agreement have been satisfied or waived, and (d) Shareholders are not subject to withholding under FIRPTA;

1.7.3 An original certificate of good standing of the Company as a corporation and Cape as a corporation, issued by the Michigan Bureau of Commercial Services and dated no earlier than 30 days prior to the Closing Date;

1.7.4 A copy of the Monthly Membership Report;

1.7.5 Releases of any Liens on the Shares;

1.7.6 Resignations from certain non-enrollee directors and officers of Cape and the Company as designated by Buyer five (5) days prior to the Closing;

1.7.7 A termination agreement executed by Cape and the Law Offices of William M. Brodhead (“Mr. Brodhead”), terminating the engagement of Mr. Brodhead effective as of the Closing Date and confirming that Mr. Brodhead has been paid in full as of such date;

1.7.8 A termination agreement executed by Cape and Woronoff, Hyman, Levenson, and Sweet, PC (“WHLS”), terminating the engagement of WHLS effective as of the Closing Date and confirming that WHLS have been paid in full; and

1.7.9 Such other instruments, certificates and other documents as are (a) reasonably necessary for the Shareholders or Company to implement, as of the Closing Date, the transactions contemplated by this Agreement and to comply with the terms hereof, and (b) required pursuant to the terms of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 General Statement. Subject to Section 2.4, all representations and warranties set forth in this Article II and in any Financial Statement, Exhibit, the Disclosure Schedule, certificate or other document attached hereto or delivered by a Party in connection herewith shall survive the consummation of the transactions contemplated by this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

2.2 Representations and Warranties of Buyer. Buyer hereby represents to the Shareholders that the following facts and circumstances are true and correct.

2.2.1 Organization and Good Standing. Buyer is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to do business in the State.

2.2.2 Authority and Enforceability. Subject to 2.2.3, Buyer has full power and authority, including full corporate power and authority, to execute, deliver and perform its obligations under this Agreement and all other agreements contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by Buyer. Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency and other laws affecting creditors rights generally.

2.2.3 Consents. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement other than as may be required of Buyer (a) to obtain any required approvals of OFIS, (b) to obtain any required consent from, or make any disclosure to, the State Agency, and (c) any required notices under the Securities and Exchange Act of 1934.

2.2.4 Non-Contravention. Subject to 2.2.3, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Buyer is subject or any provision of its charter, bylaws or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, lease or License to which Buyer is a party, by which it is bound or to which any of its assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer or its ability to consummate the transactions contemplated by this Agreement.

2.2.5 Sufficient Expertise. Buyer has sufficient expertise, including in business and financial matters, to (a) evaluate the risks related to Buyer’s decision to assume its obligations under this Agreement and the transactions contemplated hereby, and (b) make an informed investment decision with respect to such acquisition.

2.2.6 Investment. Buyer is acquiring the Shares pursuant to this Agreement for Buyer’s own account for investment only and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act. Buyer has no present intention of distributing or selling any acquired Shares, and Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of any acquired Shares. Buyer is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Buyer understands that (a) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, and (b) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

2.2.7 Pending Proceedings. There are no actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and there are no administrative proceedings or governmental investigations, in each instance which are pending or, to the Knowledge of Buyer, threatened against or affecting Buyer which, if determined adversely to Buyer, reasonably could be expected to impact Buyer’s ability to consummate the transactions contemplated by this Agreement.

2.2.8 Brokers. Neither Buyer nor any Person acting on Buyer’s behalf has retained or dealt with any Person who is entitled, directly or indirectly, to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Shareholders, the Company, or Cape.

2.2.9 Due Diligence. With respect to its evaluation of the merits and risks of its decision to assume its obligations under this Agreement and the transactions contemplated hereby, Buyer has (a) had an adequate opportunity to conduct due diligence and to obtain such information about the Company as Buyer deems necessary, (b) conducted due diligence to the extent deemed necessary by Buyer, and (c) received adequate information about the Company and Cape.

2.2.10 Full Disclosure. To the Knowledge of Buyer, no representation or warranty by Buyer in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Buyer to Shareholders pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

2.2.11 Compliance with Laws. Buyer is in compliance in all material respects with all Laws applicable to it.

2.2.12 Update of Information. Subject to Section 2.4, each of the representations made by Buyer in this Section 2.2 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, Buyer promptly shall give the Shareholders written notice at such times as Buyer determines that any representation made in this Section 2.2 would cease to be correct if such representation were made on such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation not misleading. To be effective, each such notice shall (a) identify, by section reference, the representation as to which the notice relates, and (b) correctly restate the representation.

2.3 Representations and Warranties of Shareholders. The Shareholders jointly and severally hereby represent to Buyer that the following facts and circumstances are true and correct:

2.3.1 Organization and Good Standing. Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Michigan Cape is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Michigan. Company is the sole owner of one hundred percent (100%) of the issued and outstanding stock of Cape.

2.3.2 Authority and Enforceability. Subject to 2.3.3 the Shareholders have full power and authority to execute, deliver and perform their respective obligations under this Agreement and all other agreements contemplated by this Agreement. Assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a valid and legally binding obligation of the Shareholders, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency and other laws affecting creditors rights generally.

2.3.3 Consents. Neither the Shareholders nor the Company or Cape are required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement other than as may be required of the Shareholders or the Company or Cape (a) to obtain the required approvals of the OFIS, and (b) to obtain any required consent from, or make any disclosure to, the State Agency.

2.3.4 Non-Contravention. Subject to 2.3.3, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Shareholders, the Company or Cape are subject or any provision of their charter, bylaws or other governing documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice under any Contract, lease or License to which the Shareholders, the Company or Cape are a party, or by which they are bound or to which any of their assets is subject other than those breaches, defaults, violations or conflicts which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Cape.

2.3.5 Brokers. Neither the Shareholders nor any Person acting on the Shareholders’ behalf have retained or dealt with any Person who is entitled, directly or indirectly, to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from (a) Buyer, or (b) except as set forth in Section 2.3.5 of the Disclosure Schedule, the Company.

2.3.6 Title to Shares. Subject to 2.3.3, as of the Closing, Shareholders shall have good and marketable title to the Shares and such Shares shall be free and clear of all Liens. Shareholders are not a party to any Contract with respect to the voting of any of their interests in the Company.

2.3.7 Pending Proceedings. There are no actions, suits, arbitrations, mediations or other legal proceedings by any Third Party, and there are no administrative proceedings or governmental investigations, in each instance which are pending or, to the Knowledge of Shareholders, threatened against or affecting the Shareholders, the Company, or Cape which, if determined adversely to the Shareholders, the Company, or Cape, reasonably could be expected to impact Shareholders’ ability to consummate the transactions contemplated by this Agreement.

2.3.8 Officers and Directors. The name of each officer and director of the Company and Cape on the Agreement Date and his or her position with the Company and Cape are set forth in Section 2.3.8 of the Disclosure Schedule.

2.3.9 Company Documents. True and complete copies of the Company and Cape Articles, Bylaws, and any shareholder agreements, each as in effect on the Agreement Date, and organizational minute books and records of the Company and Cape, have been made available for inspection by Buyer.

2.3.10 Ownership of Company and Related Matters.

(a) Prior to the Compensatory Transfer, the books, records and organizational documents of the Company correctly reflect that (i) the Shareholders own ten (10) Shares, and (ii) after the Compensatory Transfer, the books, records and organizational documents of the Company will reflect that the Shareholders own twenty-five (25) shares, and (iii) the Shares represent one hundred percent (100%) of the outstanding stock issued by the Company.

(b) The Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(c) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments which could require the Company to issue, sell or otherwise cause to become outstanding any of the Company’s stock or any other ownership or equity interest of the Company. The Company has neither outstanding nor authorized any stock appreciation, phantom stock, profit participation or similar right.

(d) The Company is not a party to any Contract or commitment which could require the Company to issue any ownership interests in the Company.

2.3.11 Title to Assets. Except as set forth in Section 2.3.11 of the Disclosure Schedule, the Company and/or Cape have good and marketable title to, or a valid leasehold interest in, the tangible assets used in the conduct of the Business, free and clear of all Liens other than Permitted Liens.

2.3.12 Financial Reports.

(a) Complete and accurate copies of the Financial Statements are set forth at Section 2.3.12 of the Disclosure Schedule. Except as set forth in Section 2.3.12(a) of the Disclosure Schedule, the Financial Statements for 2002, 2003 and 2004 have been prepared in accordance with GAAP or SAP as appropriate, accurately reflect the books and records of the Business and present fairly in all material respects the financial condition of the Company and Cape as of their respective dates.

(b) The unaudited Financial Statement for the period from January 1, 2005 through December 31, 2005 has been prepared in accordance with GAAP or SAP, as appropriate (except that footnotes have been omitted and such statements are subject to normal, recurring adjustments), accurately reflects the books and records of the Business and presents fairly in all material respects the financial condition of the Company and Cape as of the date thereof. Except as set forth in Section 2.3.12(a) of the Disclosure Schedule, the Financial Statements for the period January 1, 2005 through December 31, 2005, are consistent with the Financial Statements for the prior fiscal periods set forth in Section 2.3.12(a) above.

(c) The reserves reflected in the audited Financial Statements for IBNR in connection with the Business were computed by the Company and Cape and reviewed by independent licensed actuaries serving the Company and Cape during the periods covered using assumptions consistent with those used in computing the corresponding reserves in the prior fiscal periods except as set forth at Section 2.3.12(c) of the Disclosure Schedule.

2.3.13 Legal Compliance. Except as set forth in the Disclosure Schedule, the Business is in compliance in all material respects with all Laws and neither the Company nor Cape has received any notice from any Governmental Entity which alleges any violations of Laws by the Company or Cape.

2.3.14 Licenses. Cape holds all Licenses, including a certificate issued by OFIS to operate as a health maintenance organization in the State, which are necessary for the lawful conduct of the Business. Each such License is valid, in good standing and in full force and effect, and Cape has duly performed in all material respects all of its obligations under such Licenses.

2.3.15 Tax Matters.

(a) All Tax Returns of the Company and Cape shall be or have been duly filed and all Taxes of the Company and Cape have been duly paid or an adequate reserve for such payment has been established in the Financial Statements.

(b) All Tax Returns of the Company and Cape are true, correct and complete in all material respects, and there is no position taken on any such Tax Return for which there is not substantial authority within the meaning of Section 6662 of the Code.

(c) All of the Company’s and Cape’s Taxes which accrue or are payable by the Company or Cape (i) in respect of taxable periods which end on or before the Closing Date, and (ii) for any taxable period which begins before the Closing Date and ends thereafter, to the extent such Taxes are attributable to the portion of such period ending on the Closing Date, have or will have been timely paid on or before the Closing Date or an adequate reserve for such payment has been established in the Financial Statements.

(d) Any unpaid Taxes of the Company and Cape do not, as of the date of the relevant Financial Statement, exceed the accrual for such Tax liability set forth on the relevant Financial Statement.

(e) The Company and Cape are members of an affiliated group filing a consolidated federal income Tax Return. Except pursuant to a tax sharing agreement to which the Company and Cape are parties (which agreement, at the option of Buyer, will be terminated on or prior to the Closing Date), the Company and Cape have no liability for Taxes of any “Person” as defined in Section 7701(a)(1) of the Code or under Treas. Reg. §1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by Contract or otherwise.

(f) The Company and Cape are classified as associations taxable as corporations for all income Tax purposes.

(g) The Company and Cape will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state or local income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) entered into on or prior to the Closing Date, or (iii) installment sale made on or prior to the Closing Date.

2.3.16 Real Property.

(a) The Company and Cape do not own any real property.

(b) Section 2.3.16(b) of the Disclosure Schedule lists all Leases of real property. The Shareholders have delivered to Buyer a true and complete copy of each such Lease as of the Agreement Date. Each such Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or Cape. Neither the Company nor Cape is in breach or default under any such Lease and, to the Knowledge of Shareholders, no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default.

(c) No condemnation proceedings are pending, or to the Knowledge of Shareholders, threatened, with respect to any real property which is the subject of a Lease.

2.3.17 Intellectual Property.

(a) Section 2.3.17 of the Disclosure Schedule lists all Intellectual Property (except for readily available off-the-shelf software having an original purchase price of less than $10,000) used in the Business, in each case specifying whether the Intellectual Property is owned or licensed by the Company or Cape.

(b) Except as set forth in Section 2.3.17(b) of the Disclosure Schedule:

(i) The Company owns and possesses all right, title and interest in and to, free and clear of any Liens other than Permitted Liens, or has a valid, enforceable and effective license to use, all of the Intellectual Property;

(ii) Neither the Company nor Cape has received any Claim by any Third Party contesting the validity, grant, registration, enforceability, use or ownership of any Intellectual Property and, to the Knowledge of Shareholders, no such Claim has been threatened;

(iii) To the Knowledge of Shareholders, no Third Party is infringing upon the Intellectual Property;

(iv) To the Knowledge of Shareholders, the use of the Intellectual Property does not infringe upon or otherwise violate the rights of any Third Party; and

(v) Neither the Company nor Cape has brought or threatened a Claim against any Person alleging infringement upon, or any other violation of, the Intellectual Property or challenging any Person’s ownership or use of, or the validity, enforceability or registration of, any Intellectual Property.

(c) Neither the Company nor Cape has licensed or sublicensed its rights in any of the Intellectual Property.

(d) Each copyright registration, patent and registered trademark and application therefor identified in Section 2.3.17 of the Disclosure Schedule is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

2.3.18 Contracts (Other than Provider Agreements).

(a) Section 2.3.18 of the Disclosure Schedule lists the following undischarged Contracts, including all amendments thereto, to which the Company or Cape is a party:

(i) Contracts with any Governmental Entity (including the Medicaid Contract);

(ii) Executive Employment Agreements;

(iii) Other Employment Agreements;

(iv) Contracts for consulting services;

(v) Policies or Contracts for the payment of severance benefits or retention bonuses to any Employee;

(vi) Contracts for the purchase of equipment or other materials in which the purchase price of such equipment or other materials exceeds $10,000;

(vii) Contracts for the sale of any of the Company’s equipment or other assets;

(viii) Contracts for services, other than Provider Agreements, which provide for the expenditure of more than $10,000 annually;

(ix) Leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, in which the Lease or sublease provides for an annual rent in excess of $1,000 or has an unexpired term as of the Closing Date in excess of one year;

(x) Contracts, other than Provider Agreements, restricting in any manner the Company’s or Cape’s right to compete with any other Person or restricting the Company’s or Cape’s right to sell to or purchase from any other Person;

(xi) Service Contracts affecting any assets in which the annual service or maintenance charge exceeds $1,000 or the unexpired term as of the Closing Date exceeds one year;

(xii) Contracts for the advertisement, display or promotion of any products or services which cannot be canceled without payment or penalty upon notice of 60 days or less;

(xiii) Loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;

(xiv) Guarantees, performance, bid or completion bonds, or surety or indemnification agreements;

(xv) Contracts involving a sharing of profits, losses, costs or liabilities by the Company, or Cape and another Person; or

(xvi) Any other Contracts, other than Provider Agreements, which provide for the receipt or expenditure of more than $10,000 or which expire, or may be renewed at the option of any Person other than the Company so as to expire, more than one year after the Agreement Date.

(b) All Designated Contracts are in full force and effect and are valid and enforceable in accordance with their terms. The Company and Cape are, in all material respects, in compliance with all terms and requirements of each Designated Contract. To the Knowledge of Shareholders, (i) each other Person who or which is party to a Designated Contract is in material compliance with the terms and requirements of such Contract, and (ii) no event has occurred or circumstance exists which (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company, Cape, or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Designated Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company or Cape under any Designated Contract other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such renegotiation. Neither the Company nor Cape has released or waived any of its rights under any Designated Contract.

(c) Except for Designated Contracts and Provider Agreements, there are no material Contracts relating to the Business.

(d) Except as set forth in Section 2.3.18(d) of the Disclosure Schedule, the Shareholders on behalf of the Company and Cape have delivered to Buyer (i) a correct and complete copy of each written Designated Contract, including any amendments thereto, and (ii) a written description of any oral Designated Contract.

2.3.19 Litigation. Neither the Company nor Cape is (a) subject to any outstanding injunction, judgment, order, decree or ruling by a Governmental Entity, except for Governmental Entity rulings or orders that apply generally to all Governmental Entity contractors or to health maintenance organizations granted certificates of authority by OFIS, or (b) a party to or the subject of, or to the Knowledge of Shareholders, threatened to be made a party to or the subject of, any action, suit, proceeding, hearing or investigation in or before any Governmental Entity in which the action, suit, proceeding, hearing or investigation has had or would reasonably be likely to have a Material Adverse Effect.

2.3.20 Medical Claims. Set forth at Section 2.3.20 of the Disclosure Schedule are summary reports identifying known but unpaid Medical Claims which (a) are disputed, (b) have been adjudicated for payment and are awaiting a payment run, or (c) have been received but time has not yet permitted consideration for adjudication for payment.

2.3.21 Employee Benefits.

(a) Section 2.3.21(a) of the Disclosure Schedule lists each Benefit Plan, including the name of the sponsor of each Benefit Plan of the Company and Cape.

(b) Except as identified in Section 2.3.21(b) of the Disclosure Schedule, neither the Company nor Cape has any commitment to create any additional Benefit Plan or to modify or change any existing Benefit Plan.

(c) All contributions, premiums or other payments have been made to each Benefit Plan.

(d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code, is so qualified and the prototype plan sponsor has received a favorable determination letter from the Internal Revenue Service, and no events have occurred which could adversely affect the qualified status of any such Benefit Plan or related trust.

(e) Except for routine claims for benefits, no action, suit, proceeding, hearing or investigation is pending or, to the Knowledge of Shareholders, is threatened, with respect to the administration or the investment of the assets of any Benefit Plan.

(f) Any Benefit Plan subject to ERISA has been operated and administered in all material respects in accordance with applicable Laws, and no Benefit Plan subject to ERISA has engaged in a transaction or has taken or failed to take any action for which the Company or Cape could be subject to any material liability under Sections 409 or 502(i) of ERISA or Sections 4975, 4976 or 4980B of the Code.

(g) No Benefit Plan intended to be qualified under Section 401(a) of the Code is subject to the funding requirements of Section 412 of the Code.

2.3.22 Environmental, Health and Safety Matters. The Company and Cape, are in compliance in all material respects with all Environmental, Health and Safety Requirements. Neither the Company nor Cape has received any written notice, demand, or request for information, citation, summons, report or other information regarding any actual or alleged violation by the Company or Cape of any Environmental, Health and Safety Requirement.

2.3.23 Certain Business Relationships. No officer or director of the Company or Cape (a) owns any property or assets necessary for the Business, or (b) has any material ownership interest in any Person who or which (i) except as set forth in 2.3.23 of the Disclosure Schedule, has business dealings with the Company or Cape, or (ii) competes with the Business.

2.3.24 Undisclosed Liabilities. Neither the Company nor Cape has any material liabilities or obligations of any nature, whether absolute, contingent or otherwise, other than liabilities or obligations (a) accrued or reserved for on the balance sheets included in the Financial Statements, (b) set forth in the Disclosure Schedule, (c) or otherwise disclosed in writing by Shareholders to Buyer in writing or by cd-rom during Buyers “Due Diligence” investigation of the Company and Cape, or (d) incurred after December 31, 2005 in the Ordinary Course of Business.

2.3.25 Labor Matters.

(a) Neither the Company nor Cape is a party to or bound by any collective bargaining agreement or similar agreement with any union or labor organization and there are no labor strikes, slowdowns, work stoppages or lockouts currently involving the Employees.

(b) To the Knowledge of Shareholders (i) no union or labor organization claims to represent any Employees, and (ii) there is no activity by any labor organization to organize any Employees.

(c) Except as set forth in Section 2.3.25(c) of the Disclosure Schedule, (i) there are no charges with respect to or relating to any Employee pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, and (ii) neither the Company nor Cape has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any Employee.

(d) The Company and Cape have properly classified (i) all Persons providing services to the Company and Cape as employees or independent contractors, as applicable, and (ii) all Employees as appropriately classified as exempt or non-exempt under the Fair Labor Standards Act or similar Law.

(e) Section 2.3.25(e) of the Disclosure Schedule lists the names of all Employees as of the Agreement Date together with their respective base salaries and positions.

(f) Except as identified in Section 2.3.25(f) of the Disclosure Schedule, no Employee has any claim against the Company or Cape on account of or for: (i) overtime pay, (ii) wages or salaries other than wages, or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off other than vacation, sick leave or time off (or pay in lieu thereof) earned in the 12 month period immediately prior to the Agreement Date.

(g) The Company and Cape have made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to its employees and such accounts have positive balances.

2.3.26 Subsidiaries/Political Action Committee. Other than Cape, the Company has no subsidiaries. Cape has no Subsidiaries. Cape has established an unincorporated Political Action Committee which has complied with and currently complies with all Laws.

2.3.27 Suppliers. Section 2.3.27 of the Disclosure Schedule sets forth the names and addresses of the ten largest non-health care related suppliers of the Business based on the dollar volume of purchases of goods or services by the Company and Cape during 2005. Except as identified in Section 2.3.27 of the Disclosure Schedule, the Company has not received any written notice that any such supplier will not sell supplies, merchandise or other goods to the Company or Cape at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases.

2.3.28 Insurance. Section 2.3.28 of the Disclosure Schedule lists the policies of fire and casualty, liability and other forms of insurance maintained by the Company and Cape and in such amounts, with such deductibles and against such risks and losses identified therein. All such policies are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy, except as set forth in Section 2.3.28 of the Disclosure Schedule.

2.3.29 Conduct of Business. Since December 31, 2005, (a) the Company and Cape have conducted the Business only in the Ordinary Course of Business, (b) there has not been any Material Adverse Effect, and (c) neither the Company nor Cape has taken or permitted to be taken any action which, if proposed to be taken on or after the Agreement Date, would require the consent of Buyer pursuant to Section 3.1.

2.3.30 Statutory Surplus. As of the Closing Date, the Company and Cape will be in full compliance with all Laws applicable to the adequacy and maintenance of its Net Worth and minimum deposit.

2.3.31 Bank Accounts. Section 2.3.31 of the Disclosure Schedule lists (a) the name of each bank, safe deposit company or other financial institution in which the Company or Cape has an account, lock box or safe deposit box, (b) the names of all Persons authorized to draw thereon or to have access thereto, and (c) all instruments or agreements to which the Company or Cape is a party as an endorser, surety or guarantor other than checks endorsed for collection or deposit in the Ordinary Course of Business.

2.3.32 Providers and Provider Agreements.

(a) Section 2.3.32 of the Disclosure Schedule sets forth changes to the list of Provider Agreements previously delivered on CD-ROM to Buyer, and any additions to such list shall include the name of the provider, the original effective/execution date, the termination date (or if automatically renewed, so stated, and the renewal date), and the payment rate (including the method for calculating payment—Medicaid fee schedule, percentage of charges, etc.).

(b) To the Knowledge of Shareholders, Cape has compensated and currently compensates each Provider for covered services provided to Enrollees in accordance with the rates and fees set forth in the applicable Provider Agreement and Cape’s standard payment policies and procedures.

(c) Except as set forth in Section 2.3.32(c) of the Disclosure Schedule, there are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by Cape under any Provider Agreement other than with respect to non-material amounts in the Ordinary Course of Business.

2.3.33 Membership. Section 2.3.33 of the Disclosure Schedule sets forth a complete and accurate copy of the Monthly Membership Report nearest the Effective Date.

2.3.34 Payments under Medicaid Contract. Except in the nature of ordinary course review, neither the Company nor Cape is a party to or the subject of any action, suit, proceeding, hearing or investigation in or before the State Agency related to the recovery of payments received by Cape from the State Agency under the Medicaid Contract and, to the Knowledge of Shareholders, neither the Company nor Cape has been threatened to be made a party to, or the subject of, any such action, suit, proceeding, hearing or investigation. Seller has provided Buyer with copies of all examinations of Cape conducted by each Governmental Entity since January 1, 2002 and has identified, by date any correspondence between any such Governmental Entity, and Cape and/or the Company or Shareholders regarding sanctions, conclusions made and/or corrective action required or suggested based on such examinations.

2.3.35 Commercial Bribery. The Company, Cape, nor, to the Knowledge of Shareholders, any of Employees, former employees or current officers, managers or Representatives has paid or made, directly or indirectly, with respect to the Business, (a) any illegal bribes or kickbacks, (b) illegal political contributions, (c) payments from Company or Cape funds not recorded on the books and records of the Company or Cape, (d) payments from Company or Cape funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the Governmental Entity they represent to obtain favorable treatment in securing business or Licenses or to obtain special concessions, or (e) illegal payments from Company or Cape funds to obtain or retain business.

2.3.36 Full Disclosure. To the Knowledge of Shareholders, no representation or warranty made by them regarding the Company or Cape in this Agreement and no statement contained in any document (including the Financial Statements, Exhibits and Disclosure Schedule), certificate or other writing furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

2.3.37 Update of Information. Each of the representations made by Shareholders in this Section 2.3 shall be deemed made and given on the Agreement Date and continuously thereafter until the Closing. During the period from the Agreement Date until the Closing, Shareholders shall promptly give Buyer written notice at such times as Shareholders determine that any representation made in this Section 2.3 would cease to be correct if such representation were made on such date, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation not misleading. To be effective, each such notice shall (a) identify, by section reference, the representation as to which the notice relates, (b) correctly restate the representation, and (c) if applicable, be accompanied by an amendment to any Section of the Disclosure Schedule which identifies the exceptions to the representation

2.4 Survival of Representations and Warranties. The representations and warranties of the Parties made in this Agreement shall survive the Closing for a period of 36 months following the Closing, except that, in the case of fraud, such representations and warranties shall survive indefinitely, and except that the representations and warranties set forth in Section 2.3.15 shall survive the Closing until the expiration of the applicable statute of limitations (taking into account all extensions thereof).

ARTICLE III

CONDUCT PRIOR TO CLOSING

3.1 Obligations of the Company.

3.1.1 Conduct of Business. During the period from the Agreement Date through the Closing Date, except as may be expressly contemplated by this Agreement, set forth in Section 3.1.1 of the Disclosure Schedule or consented to in writing by Buyer, the Shareholders shall cause the Company and Cape to:

(a) Continue the Ordinary Course of Business;

(b) Use commercially reasonable efforts to maintain and preserve intact the Business and maintain the ordinary and customary relationships of the Company and Cape with its Providers, Enrollees, Employees and suppliers;

(c) Not amend the Company or Cape Articles, bylaws or any other organizational or governing document of the Company or Cape;

(d) Except as set forth in Section 3.1.1(d/e) of the Disclosure Schedule, not issue any equity or ownership interests or other securities convertible or exchangeable into equity or ownership interests in the Company or Cape or any options, warrants or other rights to purchase any such equity or ownership interests or any securities convertible into or exchangeable for such equity or other ownership interests;

(e) Except as set forth in Section 3.1.1(d/e) of the Disclosure Schedule, not recognize, approve or participate in the sale, transfer, pledge, disposition or other encumbrance of any of the Shares or any other securities or equity or ownership interests in the Company or Cape;

(f) Not declare, set aside or pay any distribution with respect to any of the Shares or any other securities or equity or ownership interests in the Company or Cape;

(g) Not repurchase, redeem or otherwise acquire directly or indirectly any of the Shares or any other securities or equity or ownership interests in the Company or Cape;

(h) Except as provided in the Executive Employment Agreements, not (i) make any change in the compensation or benefits payable or to become payable to any Employee other than general increases in salary or wages to Employees in the Ordinary Course of Business, or (ii) adopt any new or amend any existing Benefit Plan;

(i) Not change in any material respect any of the accounting methods used with respect to the Business unless required by GAAP or SAP or OFIS order or directive;

(j) Not transfer, sell, lease, license, mortgage, pledge, grant any security interest in, create any Lien, other than Permitted Liens, upon or otherwise dispose of any of the assets or properties of the Business other than in the Ordinary Course of Business;

(k) Not sell, transfer, pledge, modify, disclose, dispose of, abandon or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any Intellectual Property used in the Business;

(l) Not (i) make any loans, advances or capital contributions to, or investments in, any Person, or (ii) incur, assume or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(m) Not purchase or otherwise acquire any material assets on behalf of the Company or Cape or make commitments therefor involving the expenditure of more than $5,000 individually and $20,000 in the aggregate per calendar month;

(n) Not merge or consolidate with, purchase all or any substantial part of the assets of, or otherwise acquire, any Person;

(o) Other than in the Ordinary Course of Business, not (i) enter into any material Contract with respect to the Business, or (ii) modify in any material respect, amend in any material respect or terminate any Designated Contract, except as required by law or under the terms of the Contract;

(p) Not enter into any Contract with respect to the Business which imposes non-competition, non-solicitation, exclusive dealing or other similar obligations or limitations;

(q) Not enter into any Contract with any Shareholder or any of Shareholders’ Affiliates other than any amendments to the Executive Employment Agreements, except to effectuate the Compensatory Transfer;

(r) Not (i) commence any lawsuit other than for the routine collection of accounts receivable, or (ii) settle or compromise any material litigation with respect to the Business or waive, release or assign any material rights or Claims with respect to the Business;

(s) Not (i) settle or compromise any Tax liability, (ii) agree to any adjustment of any Tax attribute, (iii) make, change or revoke any election with respect to Taxes, (iv) surrender any right to claim, or file a Claim for, a refund of Taxes, (v) consent to any extension or waiver of the statute of limitations period applicable to any Taxes or Tax Return, (vi) amend any Tax Return, (vii) enter into any closing or other agreement with respect to Taxes, (viii) grant any power of attorney with respect to Taxes, or (ix) except insofar as may be required by a change in GAAP, SAP or applicable Law, change accounting methods, principles or practices for Tax or accounting purposes;

(t) Not modify in any material respect the amount or timing of (i) any payments under the Medicaid Contract, or (ii) payments, discounts or other allowances from or to Providers and vendors for goods and services provided to the Company or Cape;

(u) Not fail to maintain or renew any Licenses;

(v) Not reduce the amount of any insurance coverages identified in Section 2.3.28 of the Disclosure Schedule or fail to renew any such insurance policies; and

(w) Use commercially reasonable best efforts to refrain from taking (or failing to take) any other action which will result, or reasonably could be expected to result, in the failure to satisfy any of the conditions set forth in Section 4.3 or delay the closing.

3.1.2 Full Access. During the period from the Agreement Date through the Closing Date, the Shareholders shall cause the Company and Cape to reasonably permit Representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and Cape, to all premises, properties, personnel, books, records, Tax Returns, Contracts and documents of or pertaining to the Company, Cape, or the Business. Any information obtained by Buyer pursuant to the access accorded under this Section 3.1.2 shall be held by Buyer subject to the provisions of the Confidentiality Agreement, which the parties hereby ratify as the only existing Confidentiality Agreement among them; and which the Shareholders represent to be the only existing Confidentiality Agreement outstanding among them, the Company, Cape and any other Person with respect to any Shares or assets of the Company or Cape.

3.1.3 Standstill. During the period from the Agreement Date through the Closing Date, the Shareholders shall cause the Company and its officers, Employees, managers and agents not to, solicit, initiate or encourage the initiation of inquiries or proposals from, provide any Confidential Information to or participate in any discussions or negotiations or cooperate with any Person (other than Buyer, its Affiliates and their respective Representatives) which could involve, directly or indirectly, any sale by (a) the Company or Cape of all or substantially all of its respective assets, or (b) Shareholders of any Shares.

3.2 Obligations of Shareholders. During the period from the Agreement Date through the Closing Date, Shareholders shall not (a) solicit, initiate or encourage the initiation of inquiries or proposals from, provide any Confidential Information to or participate in any discussions or negotiations or cooperate with any Person (other than Buyer, its Affiliates and their respective Representatives) which could involve, directly or indirectly, any sale by (i) Shareholders of any Shares, or (ii) the Company or Cape of all or substantially all of its respective assets, and (b) amend the articles, bylaws or any other organizational or governing document of the Company or Cape. Further,

3.2.1 At all times prior to the Closing Date, Shareholders shall use their reasonable best efforts to cause Cape to preserves the goodwill of its relationship with State Agency, OFIS and any and all other regulatory bodies with which Cape and Buyer must seek approval of, or conduct business with, to consummate the transactions contemplated herein.

3.2.2 At no time prior to the Closing Date shall Shareholders take any action—nor fail to use their reasonable best efforts to prevent any action, or the occurrence of any change or event—that would render any of its representations and warranties contained herein untrue in any material respect at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date.

3.2.3 At no time prior to the Closing Date shall Shareholders authorize or take—or fail to use their reasonable best efforts to prevent—any action that would adversely affect the ability of any Party to obtain authorizations required for the consummation of the transactions contemplated by this Agreement or which would adversely affect the ability to perform it covenants and agreements contained herein or violate 4.1 or delay the Closing.

3.2.4 Shareholders shall promptly advise Buyer in writing of any Material Adverse Effect in Cape or the Company.

3.3 Obligations of Buyer.

3.3.1 (a) At all times prior to the Closing Date, Buyer shall use its reasonable best efforts to preserve the goodwill of its relationship with State Agency, OFIS and any and all other regulatory bodies with which Buyer must seek approval of, or conduct business with, to consummate the transactions contemplated herein.

(b) At no time prior to the Closing Date shall Buyer take any action—nor fail to use its best efforts prevent any action, or the occurrence of any change or event—that would render any of its representations and warranties contained herein untrue in any material respect at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date.

(c) At no time prior to the Closing Date shall Buyer authorize or take—or fail to use its reasonable best efforts to prevent—any action that would adversely affect the ability of any Party to obtain authorizations required for the consummation of the transaction contemplated by this Agreement or which would adversely affect the ability to perform it covenants and agreements contained herein or violate 4.2 or delay the Closing.

(d) Buyer shall promptly advise Shareholders in writing of any Material Adverse Effect in Buyer.

3.3.2 Consents and Approvals. Promptly following the Agreement Date, Shareholders and the Company and Cape shall file with OFIS and the State Agency such notifications, applications or disclosures as are required to be filed with such Governmental Entities with respect to the transactions contemplated by this Agreement.

3.4 Joint Obligations.

3.4.1 (a) Regulatory and Other Approvals and Consents; Cooperation.

(i) Promptly after the execution of this Agreement each Party and the Company and Cape shall use reasonable best efforts to: (A) file or submit, and diligently prosecute, any and all notices and disclosures to and applications for authorizations by all Governmental Entities and other Persons (including OFIS and the State Agency) which may be necessary or appropriate for a particular Party or the Company or Cape are reasonably deemed necessary or appropriate by a particular Party’s or the Company’s or Cape’s counsel for the consummation of the transactions contemplated by this Agreement; (B) keep the other Parties current and fully informed of the status of such applications; (C) to the extent permitted by law and/or contractual obligations consult with the other Party’s and/or the Company and/or Cape in the preparation of any such notices, disclosures and applications; and (D) take such steps that are within its power to cause to be satisfied the conditions precedent to its obligations or the other Parties’ obligations to close that are dependent upon its actions. Each Party and the Company and Cape shall cooperate fully with the other Parties to provide such support, assistance and information to the other Parties and the Company and Cape as may be reasonably requested by them in connection with any such notices, disclosures and applications

(ii) Promptly after the Closing Date, each party and the Company and Cape shall cooperate fully with the other Parties to provide such support, assistance and information to the other Parties and the Company and Cape as may be reasonably requested by them in connection with the reporting of the Compensatory Transfer and/or any audit of the treatment of the Compensatory Transfer and each shall use its best efforts not to cause any reduction in the anticipated NOL Carryback Refund Amount and/or any NOL Carryforward. In that regard, each shall provide the other copies of all intended filings ten (10) days prior to each such filing with, and all notices from, any Governmental Entity relative thereto within ten (10) days of receipt thereof, and Buyer shall permit Shareholders, at their own expense, to participate in any audit that is related to the tax treatment of the Compensatory Transfer, and to make all decisions as to the defense of and/or settlement of any Compensatory Transfer issue (so long as such participation and decisions do not result in a cost or liability of any kind to Buyer or the Company or Cape).

(b) Best Efforts. During the period from the Agreement Date through the Closing Date, each Party and the Company and Cape shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, desirable or appropriate, including under applicable Laws, to fulfill its obligations under this Agreement and to make effective the transactions contemplated by this Agreement.

(c) Governmental Entity Communications. With respect to the obligations of Buyer, Shareholders, and the Company and Cape set forth above, each of them shall to the extent permitted by Law or the Governmental Entity, (i) promptly notify the others of any written communication received from any Governmental Entity, (ii) if practicable, permit the other’s respective counsel to review in advance any proposed written communication to any such Governmental Entity and incorporate the reasonable comments of such counsel, (iii) not participate in any substantive meetings or discussions with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby without notifying the other’s respective counsel in advance, (iv) to the extent permitted by such Governmental Entity, give the others of them the opportunity to participate in any such meetings or discussions, and (v) furnish the other’s respective counsel with copies of all correspondence, filings and written communications to or from any such Governmental Entity.

ARTICLE IV

CONDITIONS TO CLOSING

4.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by Buyer prior to the Closing:

4.1.1 Receipt by Buyer of all deliverables required from the Company and the Shareholders;

4.1.2 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

4.1.3 OFIS shall have approved the transactions contemplated by this Agreement;

4.1.4 Any required consent from or disclosure to the State Agency or any other Person to or from whom necessary shall have been received or made;

4.1.5 The Monthly Membership Report shall reflect that the Company has no less than 80,000 Enrollees; and

4.1.6 Written acceptance by Shareholders of the Employee Bonus Plan.

4.1.7 The Compensatory Transfer shall have been completed.

4.2 Conditions to Shareholders’ Obligations. The Shareholders obligations to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions or the waiver thereof in writing by Shareholders prior to the Closing:

4.2.1 Receipt by Shareholders of all deliverables required from Buyer;

4.2.2 No injunction, judgment, order, decree, ruling or charge shall be in effect which prevents the Closing;

4.2.3 OFIS shall have approved the transactions contemplated by this Agreement;

4.2.4 Any required consent from or disclosure to the State Agency or any other Person to or from whom necessary shall have been received or made; and

4.2.5 Written acceptance by Buyer of the Employee Bonus Plan.

4.2.6 The Compensatory Transfer shall have been completed.

ARTICLE V

POST-CLOSING COVENANTS

5.1 Execution of Documents. In the event any further action is necessary or desirable to carry out the purposes of this Agreement following the Closing Date, each Party and the Company and Cape shall take such further action, including the execution and delivery of such further instruments and documents, as the other Party reasonably may request, all at the sole cost and expense of the requesting Party unless the requesting Party is entitled to indemnification for such action under this Agreement.

5.2 Covenants Not to Compete/Solicit.

5.2.1 Acknowledgments. Each of the Shareholders acknowledge that, to assure that the Business retains its value as a going concern, it is necessary that each of Shareholders undertakes not to utilize his special knowledge of the Business and relationships with Providers, Enrollees and suppliers to compete with the Company and Cape.

5.2.2 Competitive Activities. During the Non-Compete Period, each of the Shareholders shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for, alone or in association with any Person, or otherwise assist any Person (other than the Company or Cape) which engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage, within the Territory, in a Competitive Business unless the Company otherwise consents in writing thereto (which consent the Company may grant or withhold in its sole discretion); provided, however, nothing contained herein shall prevent Shareholders from making any Permitted Investment. Provided, however, that a Shareholder who is not an employee of the Company or Cape on the Effective Date, and is an accountant or attorney may provide legal representation or accounting services, as the case may be, to a Competitive Business, so long as such legal representation or provision of accounting services does not result in the use of any Confidential Information. Provided, further, that any Shareholder who is employed by the Company, Cape, or Buyer on the Effective Date, which employment is terminated, may be engaged by a Competitive Business after the second anniversary of the Effective Date as an independent contractor or employee, so long as such Shareholder does not make a financial investment (whether such investment is in the form of debt or equity) in, and is not compensated in any way based upon such a financial investment in, such Competitive Business, and so long as such engagement as an independent contractor or employee does not result in the use of any Confidential Information.

5.2.3 Solicitation of Business, Employees. During the Non-Compete Period, each of the Shareholders shall not, directly or indirectly, (a) induce or attempt to induce any Employee who reported to such Shareholder to leave the employ of the Company or Cape, or (b) in any way interfere with the relationship between the Company, Cape, and any such Employee

5.2.4 Judicial Modification. If any court of competent jurisdiction shall at any time determine that the Non-Compete Period is too lengthy, any particular covenant in this Section is too restrictive or the Territory is too extensive, the other provisions of this Article shall nevertheless remain in effect. Upon such determination(s), the Non-Compete Period shall be deemed to be the longest period permissible by Law under the circumstances, the covenants herein shall be deemed to be the most restrictive permissible by Law under the circumstances, and the Territory shall be deemed to comprise the largest territory permissible by Law under the circumstances. This Agreement shall be modified to incorporate the final determination(s) made in each case the court makes such determination(s).

5.3 Confidentiality. From and after the Closing, each of the Shareholders shall, and the Shareholders shall cause their Representatives, advisors and counsel to, keep confidential any and all Confidential Information. Notwithstanding the foregoing, nothing herein shall prohibit any Shareholders from disclosing any Confidential Information required to respond to an order by a Governmental Entity or as otherwise required by Law. In the event such an authorized disclosure is required, the disclosing Person shall inform Buyer in writing of such request or obligation, if permitted under Laws, as soon as practicable after the disclosing Person is informed or becomes aware of such request or obligation. In the event Buyer obtains a protective order or other appropriate remedy with respect to the disclosure, the disclosing Person shall be bound thereby. In any event, the disclosing Person shall only make such disclosure to the extent to which he or it is obligated and shall seek to obtain appropriate assurances that such disclosure will be accorded confidential treatment.

5.4 Books and Records.

5.4.1 Retention of Books and Records. Following the Closing Date, the Buyer shall cause the Company and Cape to retain (a) for the greater of (i) seven years, and (ii) the period required by applicable Laws, all medical and financial records relating to medical services provided to Enrollees, including for examination and audit by the State Agency and other authorized Governmental Entities, (b) until the applicable Tax statutes of limitation (including periods of waiver) have expired, all books, records and other documents required to support or document information contained on Tax Returns filed prior to the Closing Date or covering the period ending on the Closing Date, and (c) until the period a Claim can be asserted under Article VII, all books, records and other documents required to support or document the assertion or defense of any such Claim.

5.4.2 Access to Books and Records. Following the Closing Date, the Buyer shall cause the Company and Cape to provide reasonable access to the Shareholders and their respective Representatives to permit the Shareholders to obtain information relevant to the Shareholders regarding the Company and Cape. Such access shall be provided during normal business hours and the Shareholders shall be entitled to make copies of such books, records and documents at their respective expense. The Shareholders shall provide the Company and Cape with reasonable advance written notice of a request for access, and sufficient support for the request for the Company and Cape to determine whether such access is reasonable and appropriate under the circumstances, and any requested review shall be conducted in a manner which is not disruptive to the Business in any material respect.

5.5 Filing of Post-Closing Tax Returns. Following the Closing Date, the Buyer shall cause the Company and/or Cape to (a) prepare and timely file all Tax Returns required to be filed by the Company and/or Cape for years ending on and/or after the Effective Date, and; (b) pay the Taxes reflected as owing on all such Tax Returns.

5.6 Tax Cooperation. Following the Closing Date, the Shareholders shall use commercially reasonable efforts to assist the Company and/or Cape with respect to (a) the filing of any Tax Returns, (b) the participation in audits of Tax Returns, and (c) the prosecution or defense of any Tax Claim.

5.7 Transfer Taxes. Shareholders shall pay the cost of any Transfer Taxes, including expense incurred in preparing and filing any Tax Returns in conjunction therewith. Shareholders shall prepare and timely file any such Tax Returns and Buyer shall cooperate with Shareholders in preparing and filing such Tax Returns. Shareholders shall deliver to Buyer a complete copy of each such Tax Return as filed.

5.8 Employee Retention. It is Buyer’s intent to cause Cape to retain all staff members, including management, employed as of the Closing Date, if such staff person is inclined to stay with Cape. MHI will make offers of at-will employment to each staff person consistent with MHI’s current business and employment practices (including, but not limited to MHI’s customary background and reference checks).

5.9 Bonus Plan. Within two weeks of the Closing, Buyer shall cause the Company and Cape to pay the Employees the sums set forth in the Bonus Plan.

5.10 Payment of Additional Consideration. (a) Buyer shall cause the Company to pay to the Shareholders the Additional Considerations in proportion to ownership of their shares at closing immediately upon receipt by Buyer or the Company or Cape or any Person filing a consolidated federal income tax return with Cape or the Company or Buyer. In the event that an audit by a Governmental Entity of Cape or the Company or the Buyer or any Person filing a consolidated federal income tax return with Cape or the Company or Buyer for the tax period ending with or which includes the Effective Date results in a reduction to the NOL Carryback Refund Amount, the Shareholders shall immediately provide for payment thereof to the appropriate Governmental Entity or the Company or Cape or Buyer or any Person filing a consolidated federal income tax return with Company or Cape or the Buyer. Shareholders shall pay, as set forth in 3.4.1(b) hereof, or shall remit to Buyer, the reasonable costs of responding to any auditors request for information related to NOL Carryback Refund Amount. Except as among themselves and to each other, the Shareholders shall have no further liability to the Buyer or any other Person with regard to the Compensatory Transfer, specifically including the inability of Buyer or any other Person to obtain any or all of the benefit of or utilize any or all of the anticipated Net Operating Loss Carryforward; regardless of the reason therefor.

5.11 Reporting of Compensatory Transfer by Buyer. Buyer will cause the Company and/or Cape and/or Buyer and/or any Person filing a consolidated federal income tax return with any of them or Buyer for the tax period ending with or which includes the Effective Date, to deduct the Compensatory Transfer as compensation on all income tax returns filed with a Governmental Entity and issue appropriate W-2 forms to the Additional Sellers and remit all required withholding taxes not otherwise previously remitted to any Governmental Entity.

5.12 Reporting of Compensatory Transfer by Additional Shareholders. The Additional Shareholders will report the Compensatory Transfer as compensation for services rendered on all income tax returns filed by them with any Governmental Entity for the tax period which includes the Closing Date.

5.13 Tax Year. After the Closing Date, Buyer shall cause the Company’s year to end on the Effective Date for all income tax purposes with all Governmental Entities.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Shareholders. From and after the Closing Date, the Shareholders shall jointly and severally indemnify and hold Buyer, its Affiliates and their respective officers, directors, agents and employees harmless from and against any and all Claims by any Person to the extent such Claims arise from or are related to (a) a breach by any Shareholder of any representation or warranty of Shareholders in this Agreement, (b) a failure by any Shareholder to perform or comply with any of the obligations of the Shareholders in this Agreement, (c) any undisclosed liabilities.

6.2 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold Shareholders harmless from and against any and all Claims to the extent such Claims arise from or are related to (a) a breach by Buyer of any representation or warranty of Buyer in this Agreement, (b) any failure by Buyer to perform or comply with any of the obligations of Buyer in this Agreement, and (c) any Post-Closing liabilities.

6.3 Notice of Claim for Indemnification. Each Indemnitee shall notify the indemnifying Party in writing of any Claim which the Indemnitee has determined has given or could give rise to a Claim for indemnity under this Agreement (such written notice being hereafter referred to as a “Notice of Claim”) promptly after the Indemnitee has made such a determination. In amplification of the foregoing:

6.3.1 A Notice of Claim shall specify in reasonable detail the nature and estimated amount of any such Claim which the Indemnitee believes does or could give rise to a right of indemnification hereunder.

6.3.2 Failure of an Indemnitee timely to give a Notice of Claim shall not release the indemnifying Party of its indemnity obligations except to the extent that such failure directly causes or results in additional damages, losses, liabilities or expenses, in which case the indemnifying Party shall be released of its indemnity obligations only to the extent of such additional damages, losses, liabilities or expenses.

6.3.3 If the Indemnitee settles or compromises any such action or Claim prior to giving a Notice of Claim, the indemnifying Party shall be released of its indemnity obligations to the extent that the settlement or compromise was not made with the prior written consent of such indemnifying Party.

6.4 Defense of Undisputed Claims.

6.4.1 Any indemnifying party will have the right to defend the Indemnitees against the Claim with counsel of his, her, or its choice reasonably satisfactory to any Indemnitees so long as (A) the indemnifying party notifies the Indemnitees in writing within thirty (30) days after the Indemnitees have given notice of the Claim that the indemnifying Party will indemnify the Indemnitees from and against the entirety of any losses the Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim, (B) the Indemnifying Party provides the Indemnitees with evidence reasonably acceptable to the Indemnitees that the Indemnifying Party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (C) the Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnitees, and (E) the Indemnifying Party conducts the defense of the Claim actively and diligently.

6.4.2 So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 6.4.1 above, (A) the Indemnitees may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Claim, (B) the

Indemnitees will not consent to the entry of any judgment on or enter into any settlement with respect to the Claim without the prior written consent of the indemnifying party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Claim without the prior written consent of the Indemnitees (not to be unreasonably withheld).

6.4.3 In the event any of the conditions in 6.4.1 above is or becomes unsatisfied, however, (A) the Indemnitees may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Claim in any manner he or she or it may deem appropriate (and the Indemnitees need not consult with, or obtain any consent from, any indemnifying party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnitees promptly and periodically for the costs of defending against the Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any losses the Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Article VI.

6.5 Disputed Claims for Indemnification. In the event an indemnifying Party disputes the validity or extent of any request for indemnification under this Article and/or there is a dispute relative to 6.4.3, above, and such dispute is not resolved amicably by or among the indemnifying Party and the Indemnitee(s), such dispute shall be resolved pursuant to Section 8.13.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing by:

7.1.1 Mutual written consent of Buyer and the Shareholders;

7.1.2 Buyer or the Shareholders immediately upon written notice to the other Parties if (a) any Governmental Entity shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ, order or injunction which would prohibit or render illegal the consummation of the transactions contemplated by this Agreement, or (b) any authorizations, consents or approvals of any Governmental Entity, including OFIS and the State Agency, which are required to permit the Closing to take place pursuant to the provisions of this Agreement are denied or granted with conditions or requirements which are materially adverse to the terminating Party;

7.1.3 Buyer if a material breach of any provision of this Agreement has been committed by a Shareholder (whether directly or indirectly as the result of the actions or omissions of the Company or Cape) and such breach has not been (a) waived in writing by Buyer, or (b) cured by the breaching Party to the reasonable satisfaction of Buyer within 15 Business Days after service by Buyer of a written notice upon the breaching Party which describes the nature of such breach with reasonable particularity (with a copy of such notice being provided to all Parties);

7.1.4 Shareholders if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been (a) waived in writing by Shareholders, or (b) cured by Buyer to the reasonable satisfaction of Shareholders within 15 Business Days after service by Shareholders of a written notice upon Buyer which describes the nature of such breach with reasonable particularity (with a copy of such notice being provided to all Parties); or

7.1.5 Buyer or Shareholders immediately upon written notice to the other Parties if the Closing has not occurred on or before March 31, 2006, provided, however, the right to terminate this Agreement pursuant to this Section shall not be available to a Party seeking to terminate this Agreement if such Party has failed to comply fully with its obligations under this Agreement.

7.2 Effect of Termination. In the event this Agreement is terminated as set forth herein, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties; provided, however, (a) if and only if the termination is the result of the failure of a Party to consummate the transactions herein contemplated and the party asserting such breach is not itself in breach of this Agreement, such party shall have, as its sole and exclusive remedy, the right to seek specific performance of this Agreement (provided, further, however, that if specific performance is unavailable for any reason, the non-breaching party may seek to recover monetary damages resulting from such breach), and (b) the provisions of this Section and Sections 5.3, 8.2, 8.10, and 8.13 shall survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.2 Press Releases and Public Announcements. Without the prior written approval of each of the Parties, no Party, either prior to or after the Closing, shall issue, or consent to or cooperate with the issuance by a third party of, a press release or other public announcement regarding (a) the execution of this Agreement, or (b) any or all of the transactions contemplated by this Agreement; provided, however, nothing herein shall preclude a Party from complying with its or his respective responsibilities under applicable Laws provided the parties recognize that a Governmental Entity may disclose or may have authority to disclose information to the general public before or after the closing and a party shall not be held accountable for such disclosure.

8.3 Entire Agreement. Except as set forth in the Confidentiality Agreement, this Agreement (a) constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof, and (b) supersedes all prior negotiations, correspondence, discussions and agreements, written or oral, among the Parties with respect to the subject matter hereof.

8.4 No Third-Party Beneficiaries. None of the provisions contained in this Agreement are intended by the Parties, nor shall they be deemed, to confer any benefit on any person or entity not a Party to this Agreement other than any Person entitled to indemnification as set forth in this Agreement.

8.5 Further Assurances. From and after the Agreement Date, each Party shall execute and deliver such additional documents and other instruments and do all such other acts and things as reasonably may be necessary or otherwise appropriate to effect and implement the transactions contemplated by this Agreement.

8.6 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors, assigns and heirs of the Parties.

8.7 Assignment. Buyer may assign this Agreement to Molina Healthcare of Michigan, Inc. (“MHM”), subject to all required consents so long as MHM complies in all material respects with Section 3.3. However, no such assignment shall relieve Buyer of any obligation under this Agreement. No Party shall have any other right to assign this Agreement without the prior written consent of each of the other Parties and any other attempted assignment of this Agreement by any of the Parties without such prior written consents shall be of no force or effect.

8.8 Amendment. This Agreement may not be amended or modified unless pursuant to a written instrument which refers specifically to this Agreement and is executed by the Parties.

8.9 Changes in Law. The Parties acknowledge and agree that they intend for this Agreement to comply with all applicable Laws. Therefor, if legal counsel for either Party reasonably determines that changes are required to this Agreement as a result of the enactment of new Laws or a court or Governmental Entity interpretation of existing Laws, then the parties will negotiate in good faith such changes to this Agreement as will be reasonably required to address such issues. In negotiating such changes, the parties will use reasonable good faith efforts to preserve, as nearly as possible, the economic agreement between them. In the event the Parties are unable to reach agreement with respect to such changes, despite such good faith negotiations, either Party may thereafter terminate this Agreement upon written notice to the other.

8.10 Notices.

8.10.1 Any notice or other instrument which is required or permitted to be given under this Agreement to a Party shall be deemed sufficiently given if (a) delivered personally, (b) sent by registered or certified U.S. Mail, return receipt requested and postage prepaid, (c) sent by national overnight delivery service (such as FedEx) with charges prepaid, or (d) sent by telefax or e-mail (but only if receipt is verified), in each instance, addressed and delivered personally or sent for delivery as set forth on Exhibit B attached hereto, subject, however, to changes as provided below.

8.10.2 Each Party shall have the right, from time-to-time, to change (a) its or his/her address, (b) the person to whose attention notices and other communications are to be given, (c) its or his/her telefax number or e-mail address, and (d) the entity, and particulars regarding such entity, to which copies of notices and other communications to such Party are to be given, in each instance by written notice thereof to the other Parties.

8.10.3 Any notice or copy thereof (a) personally delivered shall be deemed given when received by the intended recipient, (b) sent by telefax or e-mailed shall be deemed given when so sent to the intended recipient, and the receipt is verified, provided the original of such notice or copy thereof is given by another means specified above, and (c) sent by registered or certified U.S. Mail or an overnight delivery service shall be deemed given on the earlier of the date of receipt by the intended recipient or three days after the date on which such notice or copy thereof is sent.

8.11 Expenses and Attorneys’ Fees. Each Party shall be responsible exclusively for its own costs and expenses relating to (i) the negotiation and preparation of this Agreement, (ii) the conduct of any due diligence in connection with the transactions contemplated by this Agreement, (iii) any actions taken to consummate the transactions contemplated by this Agreement, and (iv) fulfillment of its obligations under this Agreement, in each instance whether or not the Closing occurs, and (b) in no event shall any Party be responsible for the fees of, or the costs and expenses incurred by, a Representative of another Party.

8.12 Waivers. No consent or waiver, express or implied, by any Party to or for any breach or default by any other Party(ies) or the performance by any other Party(ies) of their obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party(ies) of the same or any other obligations of such Party(ies) hereunder. To be effective, all such consents and waivers shall be in writing and executed by the Party(ies) giving the consent or waiver. All such consents and waivers shall be construed strictly. Except to the extent expressly provided to the contrary herein, failure on the part of any Party to complain of any act or failure to act of another Party(ies) or to declare another Party(ies) in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder.

8.13 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

8.14 Binding Arbitration.

8.14.1 All claims, disputes and controversies arising out of or in connection with this Agreement shall be resolved by binding arbitration. Arbitration shall be conducted in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service (“Service”) Rules of Procedure for Arbitration. The party asserting the claim must initiate the arbitration by filing a written demand for arbitration within one year of the date the claim accrued. Those Shareholders that are part of any such dispute or controversy shall select one arbitrator, Buyer shall select a second arbitrator, and a third neutral arbitrator shall be selected by the two arbitrators appointed by those Shareholders that are part of any such dispute or controversy and Buyer (collectively, the “arbitrator”). Unless the parties agree otherwise, any hearings, meetings or similar procedures shall be conducted in Southfield, Michigan at a place designated by the arbitrator. Both parties shall have the right to legal counsel and reasonable discovery. The arbitrator shall submit the decision to the parties in writing, stating the findings of fact and conclusions of law upon which the decision is based. Unless the parties agree otherwise, the arbitrator shall set their compensation, within any applicable rules of the Service, and the parties shall bear equally the assessments of the Service and the fees and costs of the arbitrator, unless the arbitrator determines that a particular party has prevailed on all major substantive issues presented, in which case the fees and costs shall be paid by the party not so prevailing. The pendency of arbitration shall not extend the term of this Agreement or affect any termination provided for hereunder. A single arbitration may be used to resolve one or more disputes pending between the parties at the time of the arbitration proceeding. This agreement to arbitrate shall be specifically enforceable under the arbitration laws of the State of Michigan. The decision of the arbitrator shall be final and binding on the parties, and judgment, including specific enforcement of the decision, may be entered upon the decision in any court of proper jurisdiction, the forum designation set forth in this Agreement notwithstanding. Any arbitration pursuant to this Agreement shall be in lieu of court proceedings. The parties specifically waive their rights to proceed by any means before a court otherwise having jurisdiction of any dispute between them, except for: (i) injunctive or other equitable relief, (ii) to enforce an arbitration award, or (iii) as otherwise specifically provided in this Agreement.

8.14.2 With respect to any controversy or dispute arising among the Parties or under this Agreement for which equitable relief is available, each of the Parties agrees to submit to the jurisdiction of the Oakland County Circuit Court or the federal district court for the Eastern District of Michigan located in Detroit, Michigan (the “Chosen Courts”), in any such action or proceeding arising out of or relating to this Agreement. Each Party (a) agrees that the Chosen Courts shall have exclusive jurisdiction for such purposes and each Party agrees not to bring any equitable action or proceeding arising out of or relating to this Agreement in any other court, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction.

8.15 Exhibits and Disclosure Schedule. Each Exhibit and the Disclosure Schedule shall be incorporated into, and shall constitute an integral part of, this Agreement by this reference thereto.

8.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8.17 Reproductions. This Agreement and all other documents, instruments and agreements in the possession of any Party which relate hereto or thereto may be reproduced by such Party, and any such reproduction shall be admissible in evidence, with the same effect as the original itself, in any judicial or other administrative proceeding, whether the original is in existence or not No Party will object to the admission in evidence of any such reproduction, unless the objecting Party reasonably believes that the reproduction does not accurately reflect the contents of the original and objects on that basis.

8.18 Governing Law, etc. This Agreement and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed entirely within the State of Michigan.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

BUYER:		SHAREHOLDERS:

By:	/s/ Joseph M. Molina	/s/ Susan Sarin
Name:	Joseph M. Molina	Susan Sarin
Title:	Chief Executive Officer

/s/ William M. Brodhead
William M. Brodhead

/s/ Ralph N. Woronoff
Ralph N. Woronoff

/s/ Nancy L. Wanchik
Nancy L. Wanchik

/s/ Thomas A. Murar
Thomas A. Murar

EXHIBIT A

DEFINITIONS

“Additional Consideration” means that amount described on Exhibit C.

“Additional Shareholders” means those individual set forth on Exhibit D, each an Additional Shareholder.

“Affiliate” means (1) any Person who or which, directly or indirectly, controls, is controlled by or is under common control with, the referenced Person (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other Person; (iii) any officer, director or partner of such Person; and (iv) if such Person is an officer, director or partner, any such company for which such Person acts in such capacity. For purposes of this definition, the term “control” (including “controlled by” or “under common control with”) includes the authority to (a) approve the admission of a majority of the members, shareholders or partners of the referenced Person, or (b) appoint, elect or approve a majority of the Board of the referenced Person.

“Agreement” has the meaning set forth in the preface to the purchase agreement to which this Exhibit A is attached, and includes all supplements, amendments or modifications thereto from time to time.

“Agreement Date” has the meaning set forth in the preface to the Agreement.

“Arbitration Rules” means the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration.

“Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (d) Employee Welfare Benefit Plan, or (e) fringe benefit or other retirement, bonus or incentive plan or program, including any stock option, stock purchase, stock appreciation, phantom stock or similar arrangements.

“Board” means the Board of Directors or similar governing body of the referenced Person.

“Bonus Plan” means the total aggregate sum of One Million Dollars ($1,000,000.00) to be paid to the Employees in accordance with the Bonus Plan set forth in Section 4.2.5 of the Disclosure Schedule.

“Business” means all of the operations conducted by the Company and Cape, including arranging for the provision of comprehensive health care services pursuant to the terms of the Medicaid Contract.

“Business Day” means any day other than Saturday, Sunday or any day designated as a federal holiday.

1

“Buyer” has the meaning set forth in the preface to the Agreement.

“Cape” has the meaning set forth in Recital A to the Agreement.

“Capital Contribution” means the sum of Two Million Four Hundred Thousand Dollars ($2,400,000.00) that will be contributed by Buyer to the Company at the Closing, and that the Company shall use exclusively to repay those obligations as set forth in Section 1.3 of the Disclosure Schedule.

“Claim” means any and all liabilities (whether asserted or unasserted, absolute or contingent), obligations, losses, damages, deficiencies, demands, disputes, claims, fines, penalties, interest, assessments, judgments, Liens, charges, orders, decrees, rulings, dues, assessments, Taxes, actions, injunctions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto, including fees and expenses of counsel, accountants and other experts, and other expenses of investigation and litigation.

“Closing” means consummation of the transaction whereby Buyer purchases all of the Shares from the HCLB Shareholders pursuant to the provisions of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is HCLB, Inc., a Michigan corporation.

“Compensatory Transfer” means the issuance by the Company, for no additional consideration of its shares to each of the Additional Shareholders.

“Competitive Business” means arranging for the provision of health care services to Medicaid recipients by a health maintenance organization licensed by OFIS pursuant to the terms of a contract with the State.

“Confidential Information” means, to the extent not generally available or ascertainable from public or published information or trade sources or not a part of the public domain, other than by reason of a breach of the provisions of Section 5.3, the following information related to the Company, Cape, or the Business: (a) financial statements, (b) rate, price, cost and expense data, (c) trade secrets, (d) strategic planning information, (e) Enrollee information, (f) agreements with providers and third party payors, (g) employee lists, (h) vendor lists, and (i) all other information of a proprietary nature.

“Confidentiality Agreement” means that certain Confidentiality and Non-Solicitation Agreement dated July 8, 2005, as amended by that certain Addendum to Confidentiality and Non-Solicitation Agreement.

“Contract” means any contract, agreement, arrangement, understanding or instrument, whether oral or written that is legally binding.

2

“Designated Contracts” means those Contracts identified in Section 2.3.18 of the Disclosure Schedule.

“Disclosure Schedule” means the series of disclosures made by the Shareholders or the Company to Buyer on a document titled “Disclosure Schedule” and attached hereto (or, in certain cases as identified in such attachment, by cd-rom).

“Effective Date” means the Closing Date, or the date established by OFIS or the State Agency as the effective date for the transfers contemplated by this Agreement.

“Employee” means an employee of the Company or Cape on the Closing Date.

“Employment Agreement” means a Contract of the Company or Cape with any Employee, or former employee of the Company or Cape pursuant to which the Company or Cape has any actual or contingent liability or obligation to provide compensation or benefits in consideration for past, present or future services (including payments in connection with the transactions contemplated by this Agreement) other than an Executive Employment Agreement.

“Enrollees” means those individuals enrolled in the Medicaid and/or MIChild managed care health plans established and maintained by Cape.

“Environmental, Health and Safety Requirements” means all Federal, state and local statutes, laws, rules, regulations and ordinances concerning public health and safety, worker health and safety, environmental regulation or control and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive Employment Agreements” means the Executive Employment Agreements set forth in Section 2.3.18 of the Disclosure Schedule.

“Financial Statements” means (a) the audited income statements and balance sheets of the Company and Cape for the calendar year ended December 31, 2002, and audited consolidated income statements and balance sheets of the Company and Cape for each of the calendar years 2003 and 2004, and (b) the unaudited income statement and balance sheet of the Company and Cape for the year commencing January 1, 2005 and ending December 31, 2005.

“FIRPTA” means the Foreign Investment in Real Property Tax Act, as amended.

“GAAP” means United States generally accepted accounting principles as in effect for the calendar years of the Company and Cape and the partial year ending with or which includes the Effective Date from time to time, consistently applied.

3

“Governmental Entity” means any Federal, state, regional, county, municipal or local court, agency, department, division, board, bureau or commission or other governmental or regulatory authority.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants” or “contaminants” under any Law.

“HCLB Shareholders” means those individuals set forth on Exhibit E, each a Shareholder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.

“IBNR” means the actuarial estimate of Medical Claims which remain unpaid, including (a) undisputed Medical Claims reported to the Company, (b) Medical Claims reported to the Company but disputed by the Company, and (c) Medical Claims incurred but not yet reported to the Company.

“Indemnitee” means a Person entitled to indemnification pursuant to Sections 6.1 or 6.2, as the case may be.

“Intellectual Property” means any United States or foreign trademarks, trade names, service marks, Internet domain names, copyrights, inventions, patents, trade secrets, know-how, proprietary processes, formulae, customer lists, Confidential Information, computer software, databases, technology and all other intellectual property rights, and any applications or registrations relating to any of the foregoing and the goodwill relating to any of the foregoing.

“Knowledge” means an individual is actually aware of a particular fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Further, a Shareholder (and the Shareholders) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or Trustee of the Company or Cape (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Laws” means all applicable Federal, state and local statutes, rules, regulations, orders, and binding Governmental Entity policies and directives, including Medicaid, the State HMO Law, HIPAA, the Environmental, Health and Safety Requirements and the Securities Act.

“Leases” means all leases and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto in which the Company or Cape is the lessee or lessor.

4

“License” means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Entity.

“Lien” means any mortgage, pledge, lien, charge, security interest, defect of title, encroachment, adverse claim of ownership or use, deficiency, exception, restriction on transfer (such as a right of first refusal) or other encumbrance of any kind or character.

“Material Adverse Effect” means any event, occurrence, circumstance, change or other matter; not (i) a matter of public record, or (ii) an act or failure to act of any Governmental Entity provided (i) and (ii) apply generally to all Governmental Entity contractors or to health maintenance organizations granted certificates of authority by OFIS, or (iii) an event, occurrence, change or other matter disclosed in writing or by cd-rom by Shareholders to Buyer during Buyers “Due Diligence” investigation of the Company and Cape; which, individually or in the aggregate with any other events, occurrences, circumstances, changes or other matters, has, or is reasonably likely to have, (a) an adverse monetary effect on the Business or the prospects of the Business exceeding $250,000 during the period commencing on the Agreement Date and ending on the Closing Date, exclusive of Medical Claims, or (b) an adverse effect on the ability of any Party to consummate the transactions contemplated by this Agreement.

“Medicaid” means the Federal-State health insurance programs administered by the State which provide medical assistance to eligible persons covered under Title XIX and Title XXI (including the State Children’s Health Insurance Program) of the Social Security Act.

“Medicaid Contract” means the agreement, as executed and in effect from time to time between the State and Cape, pursuant to which Cape arranges for comprehensive health care services to Enrollees under the Medicaid managed health care delivery program operated by the State, including the Medicaid Contract set forth in Section 2.3.18 of the Disclosure Schedule.

“Medical Claims” means all medical claims, liabilities or other obligations incurred by Cape on or prior to the later of the Closing Date or the Effective Date in connection with the provision of covered health care services to Enrollees.

“Monthly Membership Report” means the Michigan Medicaid Managed Care Report, MR02a, issued monthly by the State Agency to Cape which reflects the number of Enrollees as of the approximate date of such report.

“Net Worth” means, as of a given date, (a) the total assets of the Company, less (b) the total liabilities of the Company, as determined in accordance with GAAP.

“Non-Compete Period” means the period commencing on the Effective Date and ending on the fifth anniversary thereof.

“Notice of Claim” has the meaning set forth in Section 6.3.

“OFIS” means the Michigan Office of Financial and Insurance Services or its successor agency.

5

“Ordinary Course of Business” means the conduct of the Business consistent with past practices.

“Party” or “Parties” has the meaning set forth in the preface to the Agreement.

“Permitted Investment” means an ownership interest in any Person, including a competitor of the Company, listed on a national securities exchange or traded in the over-the-counter market, but only if the investor or any Affiliate of such investor (a) is not involved in the management or operations of the business of such Person, and (b) does not own more than an aggregate of 1% of the ownership interest in such Person.

“Permitted Liens” means (a) the One Million Dollar ($1,000,000) deposit with OFIS; (b) liens for current Taxes not yet due and payable or for current Taxes which the taxpayer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, arising in each case in the Ordinary Course of Business, which would not, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties, (d) liens of landlords, mechanics, materialmen, workmen, repairmen, warehousemen and carriers arising in the Ordinary Course of Business which are not overdue and which would not, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties, and (e) all applicable zoning, building and similar laws which are not violated by current occupancy or use and which would not, individually or in the aggregate, materially interfere with the present use of or materially impair the value of the affected assets or properties.

“Person” means an individual, partnership, corporation, limited liability company, an unincorporated association, joint stock company, trust, joint venture and any other entity, including a Governmental Entity, but excluding the Company, Cape and Buyer.

“Petitioner” means a Party or an Indemnitee asserting a Claim in arbitration pursuant to Section 8.13.

“Provider” means any physician, hospital, skilled nursing facility, home health agency or other Person or network of Persons who or which is engaged in providing or arranging for the provision of health care or related services or supplies for Enrollees.

“Provider Agreements” means Contracts entered into with Providers by Cape for the provision of health care or related services or supplies to Enrollees.

“Purchase Price” means that amount described in Exhibit C.

“Representative” means, with respect to any Person, any manager, director, officer, employee, lender, partner or agent, including any accountant, consultant, banker, attorney or financial advisor, of such Person.

“Respondent” means a Party or Indemnitee against whom or which a Claim is asserted by a Petitioner or Petitioners.

6

“SAP” means statutory accounting principles as codified by the National Association of Insurance Commissioners subject to the exceptions therefrom mandated by OFIS.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the issued and outstanding shares of the Company owned by the Shareholders and that represent one hundred percent (100%) of all outstanding shares issued by the Company.

“Shareholders” means the HCLB Shareholders.

“State” means the State of Michigan.

“State Agency” means the State of Michigan, Department of Community Health, Medical Services Administration or its successor agency.

“State HMO Law” means all statutes specifically regulating health maintenance organizations in the State of Michigan, and any amendments thereto.

“Tax Claim” means any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim by a taxing authority related to Taxes.

“Taxes” means (a) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, earnings, net worth, unemployment insurance, Social Security, Medicare, excise, severance, transfer, value added, documentary, mortgage, registration, stamp, occupation, real or personal property, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, penalties, fines and other additions with respect thereto, imposed by any Federal, state or local government, (b) any penalties, interest, fines or other additions to tax for the failure to collect, withhold, file or pay over any of the foregoing, or to file any Tax Return which is untrue, incorrect or incomplete, and (c) amounts which could become payable, in whole or in part, by a person liable with respect to the items identified in subparagraphs (a) and (b) immediately above (including any obligation in connection with (i) a duty to collect, withhold or pay over any Tax, (ii) any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis, (iii) any liability as a transferee, or (iv) any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person). “Tax” means any one of the foregoing Taxes.

“Tax Returns” means (a) all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of, any Taxes, including any amendments thereof, and (b) any statements, returns, reports or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise or other tax provision of Federal, state or local law, including any amendments thereof. “Tax Return” means any one of the foregoing Tax Returns.

7

“Territory” means the State of Michigan.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transfer Taxes” means any sales, use, transfer, stamp, registration, documentary, recording or similar Taxes, if any, together with any interest, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto, incurred in connection with the transactions contemplated by this Agreement.

8

EXHIBIT B

NOTICES

[intentionally omitted]

9

EXHIBIT C

“Additional Consideration” means the “NOL Carryback Refund Amount” which is the actual Governmental Entity income Tax refunds received by the Company or the Buyer or any Person filing a Consolidated federal income tax return with the Buyer or the Company (including any interest actually paid with respect to such Tax refunds) resulting from the deduction of the Compensatory Transfer by the Company or the Buyer or any Person filing a consolidated federal income tax return with the Company or the Buyer for the Tax period ending with or which includes the Effective Date and the carryback of the net operating loss of the Company in the tax periods ending with or which include the Effective Date.

“Purchase Price” means the total aggregate sum of Forty-One Million Six Hundred Thousand Dollars ($41,600,000.00) as allocated among the Shareholders as set forth in Section 1.6.1 of the Disclosure Schedule together with the Additional Consideration.

10

EXHIBIT D

William M. Brodhead

Ralph N. Woronoff

Nancy L. Wanchik

Thomas A. Murar

11

EXHIBIT E

Susan Sarin

William M. Brodhead

Ralph N. Woronoff

Nancy L. Wanchik

Thomas A. Murar

12